EXHIBIT 99.1

JOINT FILER INFORMATION

Name:     FUJIFILM Cellular Dynamics, Inc.

Address: 500 Science Drive, Madison, WI 53711

Name:     FUJIFILM Holdings America Corporation

Address: 200 Summit Lake Drive, Valhalla, New York, 10595-1356

Name:     FUJIFILM Corporation

Address: 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan

Name:     FUJIFILM Holdings Corporation

Address: 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan